Exhibit 10.1

                                [WINSONIC LOGO]

October 8, 2004


Mr. Jeffrey B. McConnell 200 Galleria Parkway NW, Suite 1200 Atlanta, GA 30339

Dear Jeffrey:

I am pleased to confirm the terms of your employment in the position of Chief Operating Officer and Chief Financial Officer for WinSonic Digital Media Group, LTD ("WinSonic"), reporting to Winston Johnson, Chairman and CEO.

Location Independence

You will be employed on a location-independent basis provided you are able to tele-commute using computer and information technologies from whatever location you are present at from time to time. It is acknowledged that WinSonic may require your presence at in-person meetings, from time to time, in Atlanta, Georgia, New York, New York and/or Los Angeles, California, or such other places as WinSonic may specify provided you will be given at least 5 business days prior written notice of such meetings and further provided that WinSonic shall pay your roundtrip travel expenses to and from such meeting places. In addition, you will not be required to attend such in-person meetings for more than 10 business days in any calendar month during the term of your employment.

Compensation

Your base salary is $200,000 per annum and you agree to defer $5,000 per month of base salary until the next funding occurs or January 1, 2005 whichever comes first. Additionally you will be eligible for an annual incentive bonus ("Incentive Bonus") with payout potentials of 50% of base pay for achievement of annual target performance goals and payout potentials of 100% of base pay for achievement of annual stretch performance goals. Further, your annual salary and bonus plan shall be subject to annual review and upward adjustment based on performance.

Stock Options

You will receive qualified incentive stock options to purchase 1,000,000 shares of Common Stock granted today at an exercise price of $1.00 per share, which is a 33% premium over today's opening price of $.75, in accordance with WinSonic's Employee Stock Option Plan. The option grant will be made pursuant to the terms of a standard option agreement and vests as follows: 10% shall vest immediately upon your delivery of a counter-signed copy of this offer letter to WinSonic; and the remaining 90% of which shall vest at the rate of 1/12th per month for 12 months. In the event of a change of control, sale of the company or termination without cause (or you resign with good reason), any unvested stock options will vest immediately.

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Additional Stock Options

You have been granted 750,000 shares of stock options today at an exercise price of $.01 which vest 1/3 immediately, 1/3 at the closing of the next round of funding or January 1, 2005 which ever is earlier, and the remaining 1/3 at when the cumulative company revenues exceed $5,000,000 or December 31, 2005, whichever is earlier.

Benefits

You are  eligible  for  participation  in our  benefits  plans,  which  includes medical, dental, company paid life insurance and the ability to utilize a flexible spending account. Additionally you will be able to participate in other benefit plans as they are implemented on terms similar to those offered to the Chairman and CEO. These would include, deferred compensation, long-term incentive compensation, 401K, automobile allowance among others. You will be entitled to four (4) weeks paid vacation each year.

Obligations.

During the period of your employment under this Agreement, you shall devote your full business efforts and time to WinSonic. This obligation, however, shall not preclude you from engaging in such personal, noncompetitive business, civic, charitable and/or religious activities as you may deem appropriate, provided that the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, WinSonic under this Agreement.

Termination With or Without Cause; Resignation for Good Reason

For purposes of this agreement, "cause" shall mean termination based upon the occurrence of one or more of the following which, if curable, is not cured within 14 days after the receipt of written notice to you by WinSonic specifying with reasonable particularity such failure: (1) material neglect or malfeasance of your duties which is materially detrimental to the company, (2) material violation of lawful company policies or directives which is materially detrimental to the company, (3) dishonesty or other misconduct which is materially detrimental to the company, or (4) conviction or nolo contendre plea of a felony.

For purposes of this agreement, "good reason" shall exist only if WinSonic fails to correct, after 14 days written notice from you to WinSonic specifying with reasonable particularity the reasons you consider this clause to have been violated, one of the following: (1) the reduction or deferral of your base salary without prior written agreement by you, (2) the reduction of your responsibilities or removal of adequate administrative and/or technical support for your position, in any case without prior written agreement by you, or (3) any change in the location independence arrangement described above without prior written agreement by you.

You are in our executive severance plan as follows: (a) If employment is terminated for cause or voluntarily resign without good reason, will receive base salary prorated through the date of termination. (b) If employment is

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terminated without cause or you resign with good reason will receive base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus continuation of base salary, benefits and target bonus for twelve (12) months thereafter.

At-will employment.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an "employment at will" relationship that may be terminated at any time by you or WinSonic with or without cause, good reason, or with or without notice.

Confidential Information; Nondisclosure.

As an employee WinSonic, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of WinSonic. To protect the interests of WinSonic, all employees are required to treat WinSonic's confidential information as being strictly confidential and not to use or disclose such information except in furtherance of WinSonic's business.

Noncompetition.

You agree that, as long as you are employed by WinSonic pursuant to this Agreement, you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, partner or otherwise) that is directly competitive with the business of WinSonic. Notwithstanding the preceding sentence, you may own not more than 20% of the securities of any company, private or publicly traded.

Complete Agreement.

You further understand and agree that this offer letter contains a full and complete statement of the agreements and understandings that it recites, that no one has made any promises or commitments to you contrary to the foregoing, and that this letter supersedes all prior agreements, understandings, and representations concerning employment with WinSonic, whether written or oral, express or implied. In the event that any provision hereof shall be adjudicated to be invalid or unenforceable, this Agreement shall continue in full force and effect without said provision or the Agreement may be amended by the adjudicator to revise the scope of those provisions so as to render them enforceable under applicable law.

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I am confident that your contribution to WinSonic's success will be significant.


- ------------------------
Winston Johnson
Chairman & Founder,
WinSonic Digital Media Group, LTD.


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Jon J. Jannotta
President and Director
WinSonic Digital Media Group, LTD.


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Nana Yalley
Execuitve Vice President and Director
WinSonic Digital Media Group, LTD.


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Jeffrey B. McConnell
Chief Operating Officer & Chief Financial Officer
WinSonic Digital Media Group, LTD.